Exhibit 99.1

Willis Group Reports Third Quarter 2012 Results

NEW YORK--(BUSINESS WIRE)--October 23, 2012--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the quarter and nine months ended September 30, 2012.

Highlights of the quarter ended September 30, 2012 include:

  Reported earnings per diluted share from continuing operations of $0.15 compared to $0.34 in third quarter of 2011; adjusted earnings per diluted share from continuing operations of $0.22 compared to $0.41 in year ago quarter;
  Reported commissions and fees decreased 1% compared with the third quarter of 2011;
  Organic growth in commissions and fees of 2%;
  Reported operating margin of 9.3% compared to 11.8% in third quarter of 2011; adjusted operating margin of 10.9% compared to 13.8% in year ago quarter;
  Repurchased 1.16 million shares for approximately $42 million during the quarter; completes $100 million 2012 repurchase program

“Our organic growth this quarter of 2%, which includes strong performances in a number of areas, offers encouraging signs that Willis is moving past a range of issues that have affected our comparable results quarter-over-quarter,” said Joe Plumeri, Chairman and CEO of Willis Group Holdings. “While we aimed to do better, the 5% organic growth for International – aided by an impressive turnaround for our UK business and the flat results for North America – are both well improved from the prior quarter. The organic growth of 3% for Willis Global, while demonstrating excellent performance in many areas, also highlights some of the comparables that dragged on our results broadly across Willis this quarter. These comparables and other events warrant further elaboration,” Plumeri added.

“For example, a year ago, we benefitted from a number of one-off items throughout the group that were unlikely to repeat this year,” Plumeri continued. “Those unusual benefits included $5 million from a reinsurance profitability initiative; $5 million from the release of funds related to potential legal liabilities; $3 million of revenues related to the previously disclosed fraudulent activity in Chicago; and net beneficial tax adjustments that were significantly higher than what was recorded this quarter. In addition, two items outside of our operational control, declines in investment income and our associates line for Gras Savoye, deducted $3 million and $12 million, respectively, from our earnings this quarter against a year ago. Taken together, it’s important to highlight that all of these items had a significant impact on earnings in the third quarter of 2011 and created an uneven comparison from this quarter to the prior year,” Plumeri added.

“A broad picture of the issues that colored our results also includes the deferral of some expected revenues from the third quarter into the fourth quarter and beyond. These include a number of transactions with significant revenue attached to them involving our Willis Capital Markets & Advisory unit, and other one-off deals in our businesses, that were pushed back or otherwise delayed,” Plumeri said.

“During twelve years of growth and shareholder return during my tenure, we’ve enjoyed periods when we got the breaks and others, like the last few quarters, when we’ve recorded positive results even against the overhang from sizable non-recurring items. As we compete vigorously to retain business, win new accounts and minimize our costs during my final quarter as CEO, we believe that these negative comparables are now largely receded. I am very confident that a few months from now, when Dominic Casserley and Steve Hearn take over, they’ll steer a strong and streamlined company that is no longer working against the tide,” Plumeri concluded.

Third Quarter 2012 Financial Results

Reported net income from continuing operations for the quarter ended September 30, 2012 was $26 million, or $0.15 per diluted share, compared with $60 million, or $0.34 per diluted share, in the same period a year ago. Reported net income in the third quarter of 2012 was impacted by an $11 million charge related to a settlement with a former joint venture partner in India and the related $1 million loss on disposal of the India operations. Reported net income in the third quarter of 2011 was reduced by a $15 million charge related to the 2011 Operational Review.

Adjusted net income from continuing operations, which excludes the after-tax impact of those items discussed above, for the quarter ended September 30, 2012 was $38 million, or $0.22 per diluted share, compared with $72 million, or $0.41 per diluted share, in the same period a year ago.

Foreign currency movements increased earnings by $0.01 per diluted share in the third quarter of 2012 compared with the third quarter of 2011.

Total commissions and fees were $749 million in the third quarter of 2012, down 1% from $753 million in the prior year quarter. Foreign currency movements negatively impacted reported commissions and fees by 3% compared with the prior year period. Organic commissions and fees increased 2% in the third quarter of 2012 compared with the third quarter of 2011.

Investment income declined by $3 million in the quarter from $7 million in the third quarter of 2011 to $4 million in the third quarter of 2012 primarily due to declining net yields on cash and cash equivalents.

North America Segment

Reported and organic commissions and fees were flat compared to the third quarter of 2011. The Human Capital business was down mid-single digits primarily due to the impact on comparatives from the previously disclosed fraudulent revenues recorded in third quarter of 2011. Construction business was up slightly due to improved results in both recurring and project business. New business grew low-double digits, retention was steady and rates improved slightly relative to the comparable prior year period. However, the rate improvement was offset by a reduction in exposure units.

While the Company has not yet completed its annual goodwill impairment testing, which is conducted during the fourth quarter each year, we expect that we will record a goodwill impairment charge associated with our North America unit during the fourth quarter of 2012, and that the amount of this non-cash, one-time charge may be material.

International Segment

The International segment reported a 2% decline in commissions and fees compared with the same period in 2011. Foreign currency movements had a negative 7% impact on commissions and fees during the quarter. Organic growth in commissions and fees was 5%. Asia and Latin America each delivered mid-teen growth, and the UK business was up low single-digits in the quarter. Australasia and Europe were each down low-single digits. Within Europe, Continental Europe delivered mild growth with Spain returning to positive growth, while Eastern Europe was down, primarily driven by Russia.

Global Segment

The Global segment, which comprises Reinsurance, Global Specialties, Willis Faber & Dumas, and Willis Capital Markets & Advisory (WCMA), reported flat growth in commissions and fees in the third quarter of 2012 compared with the third quarter of 2011. Unfavorable foreign currency movements had a negative 3% impact on commissions and fees during the quarter. Organic growth in commissions and fees was 3% compared with the prior year quarter. Organic growth was led by mid-single digit growth in Global Specialties, driven by Energy, Financial Solutions and Financial and Executive Risks, all up high-single digits. Willis Faber & Dumas grew low-single digits while WCMA was down slightly. Growth in the WCMA business was negatively impacted by deal closings pushed to the fourth quarter and beyond. Reinsurance was down low-single digits. New business growth in Reinsurance was high-single digits, while year-over year comparisons were negatively impacted by the non-recurrence of revenues from a profitability initiative in the third quarter of 2011.

Expenses

Reported salaries and benefits were $502 million in the third quarter of 2012, compared with $489 million in the third quarter of 2011, an increase of 3%. Third quarter 2012 salaries and benefits included a $13 million favorable impact from foreign currency movements. Reported salaries and benefits, as a percentage of revenues, were 66.6% in the third quarter of 2012 compared with 64.3% in the third quarter of 2011. Salaries and benefits in the third quarter of 2011 included $7 million related to the 2011 Operational Review. Excluding the impact of the 2011 Operational Review charge, third quarter 2011 salaries and benefits as a percentage of revenues was 63.4%.

The Company made $2 million of cash retention payments in the third quarter of 2012 compared with $2 million in the third quarter of 2011. Amortization of cash retention payments was $49 million in the third quarter of 2012 compared with $48 million in the third quarter of 2011. As of September 30, 2012, December 31, 2011, and September 30, 2011, the Company included $258 million, $196 million, and $243 million, respectively, in other assets on the balance sheet, representing the unamortized portion of cash retention payments.

Reported other operating expenses were $146 million in the third quarter of 2012, unchanged from the third quarter of 2011. Foreign currency movements favorably impacted third quarter 2012 reported operating expenses by $8 million. Reported other operating expenses were reduced by $5 million in the third quarter of 2011 related to the release of funds related to potential legal liabilities.

In addition, reported other operating expenses in the third quarter of 2012 include $11 million related to a settlement with a former joint venture partner in India. Reported other operating expenses in the third quarter 2011 include $8 million of costs associated with the 2011 Operational Review. Adjusted for the items mentioned above, other operating expenses as a percentage of revenues were 17.9% in the third quarter of 2012, compared to 18.2% in the year ago quarter.

Operating Margin

Reported operating margin was 9.3% for the third quarter of 2012 compared with 11.8% for the same period of 2011. Adjusted operating margin, adjusted for the items discussed above and as detailed in note 4 of the supplemental financial information, was 10.9% for the quarter ended September 30, 2012, compared with 13.8% a year ago. The margin decline was driven primarily by declining operating performance as expense growth exceeded revenue growth exacerbated by the non-recurrence of certain revenues and expense reductions from the third quarter of 2011 to the third quarter of 2012, partially offset by the net favorable movement in foreign exchange.

Nine Months 2012 Financial Results

Reported net income from continuing operations for the nine months ended September 30, 2012 was $358 million, or $2.03 per diluted share, compared with $179 million, or $1.02 per diluted share, in the same period a year ago. Reported net income for the first nine months of 2012 and 2011 was impacted by certain items, as detailed in note 5 of the supplemental financial information.

Adjusted earnings from continuing operations per diluted share, which excludes the impact of items detailed in note 5 of the supplemental financial information, was $2.13 for the nine months ended September 30, 2012 compared with $2.30 in the same period of 2011. Foreign currency movements increased earnings by $0.06 per diluted share in the nine months ended September 30, 2012 compared to the same period in 2011.

Total commissions and fees were $2,591 million for the first nine months 2012, compared to $2,604 million for the first nine months of 2011. Organic growth in commissions and fees was 2% in the first nine months of 2012 compared with the same period of 2011.

Reported operating margin was 21.7% for the nine months ended September 30, 2012 compared with 18.5% for the same period last year. Excluding items detailed in note 4 of the supplemental financial information, adjusted operating margin was 22.5% for the first nine months of 2012 compared with 23.7% a year ago.

Tax

The tax rate was 26% for the quarter ended September 30, 2012 and 24% for the nine months ended September 30, 2012. After excluding the impact of certain non-recurring items, the estimated effective annual tax rate for the quarter and nine months ended September 30, 2012 was 24%.

Debt and Capital

As of September 30, 2012, cash and cash equivalents totaled $424 million and total debt was $2.4 billion. Total equity was $2.7 billion.

Share Buyback

In February 2012 the Company announced its intention to buy back up to $100 million of its ordinary shares during 2012. During the third quarter 2012, Willis bought back approximately 1,160,000 shares for approximately $42 million. In the nine months ended September 30, 2012, the Company bought back 2,800,000 shares for approximately $100 million and has completed its announced share buy back in 2012.

Dividends

The Board of Directors declared a regular quarterly cash dividend on the Company’s ordinary shares of $0.27 per share (an annual rate of $1.08 per share). The dividend is payable on January 15, 2013 to shareholders of record at December 31, 2012.

Conference Call and Web Cast

A conference call to discuss the third quarter 2012 results will be held on Wednesday, October 24, 2012, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international)] with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through November 24, 2012 at 5:00 PM Eastern Time, by calling (866) 395-4175 (domestic) or + 1 (203) 369-0475 (international)] with no pass code, or by accessing the website.

About Willis

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate', ‘believe', ‘estimate', ‘expect', ‘intend', ‘plan', ‘probably', or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;
  the impact of current financial market conditions on our results of operations and financial condition, including as a result of those associated with the current Eurozone sovereign debt crisis, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  the likelihood of a significant impairment charge in the fourth quarter of 2012 associated with our North America reporting unit;
  our ability to implement and realize anticipated benefits of the 2011 Operational Review or any revenue generating initiatives;
  volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to continue to manage our significant indebtedness;
  our ability to compete effectively in our industry, including the impact of our refusal to accept contingent commissions from carriers in the non-Employee Benefit areas of our retail brokerage business;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane;
  our ability to retain key employees and clients and attract new business;
  the timing or ability to carry out share repurchases and redemptions;
  the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;
  our ability to achieve the expected strategic benefits of transactions;
  our ability to receive dividends or other distributions in needed amounts from our subsidiaries;
  changes in the tax or accounting treatment of our operations;
  any potential impact from the US healthcare reform legislation;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  underwriting, advisory or reputational risks associated with non-core operations as well as the potential significant impact our non-core operations (including the Willis Capital Markets and Advisory operations) can have on our financial results;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2011 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (in millions, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues
Commissions and fees	$749	$753	$2,591	$2,604
Investment income	4	7	14	23
Other income	1	-	4	1
Total revenues	754	760	2,609	2,628
Expenses
Salaries and benefits (including share-based compensation of $7 million, $9 million, $24 million, $33 million)	502	489	1,508	1,577
Other operating expenses	146	146	431	462
Depreciation expense	21	17	59	56
Amortization of intangible assets	14	18	44	52
Loss/(gain) on disposal of operations	1	-	1	(4)
Total expenses	684	670	2,043	2,143
Operating income	70	90	566	485
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	-	-	-	171
Interest expense	32	38	97	112
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	38	52	469	202
Income taxes	10	2	114	34
Income from Continuing Operations before Interest in Earnings of Associates	28	50	355	168
Interest in earnings of associates, net of tax	(2)	10	12	23
Income from Continuing Operations	26	60	367	191
Discontinued Operations, net of tax	-	-	1	-
Net Income	26	60	368	191
Net income attributable to non-controlling interests	-	-	(9)	(12)
Net Income attributable to Willis Group Holdings plc	$26	$60	$359	$179
Amounts attributable to Willis Group Holdings plc shareholder
Income from Continuing Operations, net of tax	$26	$60	$358	$179
Income from Discontinued Operations, net of tax	-	-	1	-
Net income attributable to Willis Group Holdings plc	$26	$60	$359	$179

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued) (in millions, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Earnings per Share – Basic and Diluted
Basic Earnings per Share:
Continuing Operations	$0.15	$0.35	$2.07	$1.04
Discontinued Operations	-	-	0.01	-
Net income attributable to Willis Group Holdings plc shareholders	$0.15	$0.35	$2.08	$1.04
Diluted Earnings per Share:
Continuing Operations	$0.15	$0.34	$2.03	$1.02
Discontinued Operations	-	-	0.01	-
Net income attributable to Willis Group Holdings plc shareholders	$0.15	$0.34	$2.04	$1.02
Average Number of Shares Outstanding
- Basic	173	173	173	172
- Diluted	175	176	176	175
Shares Outstanding at September 30 (thousands)	172,703	173,312	172,703	173,312

WILLIS GROUP HOLDINGS plc SUMMARY DRAFT BALANCE SHEETS (in millions) (unaudited)

	September 30, 2012	December 31, 2011
Current Assets
Cash & cash equivalents	$424	$436
Accounts receivable, net	908	910
Fiduciary assets	10,425	9,338
Deferred tax assets	30	44
Other current assets	316	259
Total current assets	12,103	10,987

Non-current Assets
Fixed assets, net	446	406
Goodwill	3,304	3,295
Other intangible assets, net	379	420
Investments in associates	175	170
Deferred tax assets	5	22
Pension benefits asset	241	145
Other non-current assets	329	283
Total non-current assets	4,879	4,741
Total Assets	$16,982	$15,728

Liabilities and Equity
Current Liabilities
Fiduciary liabilities	$10,425	$9,338
Deferred revenue and accrued expenses	279	320
Income taxes payable	58	15
Short-term debt and current portion of long term debt	15	15
Deferred tax liabilities	20	26
Other current liabilities	289	282
Total current liabilities	11,086	9,996

Non-current Liabilities
Long-term debt	2,364	2,354
Liability for pension benefits	223	270
Deferred tax liabilities	55	32
Provision for liabilities	181	196
Other non-current liabilities	375	363
Total non-current liabilities	3,198	3,215
Total Liabilities	14,284	13,211

Equity attributable to Willis Group Holdings plc	2,674	2,486
Noncontrolling interests	24	31
Total Equity	2,698	2,517
Total Liabilities and Equity	$16,982	$15,728

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

1. Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provides a measure against which our businesses may be assessed in the future.

Adjusted operating income and adjusted net income

Adjusted operating income and adjusted net income are calculated by excluding the impact of certain items from operating income and net income, respectively, the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

2. Analysis of Commissions and Fees

The following table reconciles organic commissions and fees growth by segment to the percentage change in reported commissions and fees for the three and nine months ended September 30, 2012:

	Three months ended September 30,			Change attributable to
	2012	2011	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global	$235	$234	-%	(3)%	-%		3%
North America	315	316	-%	-%	-%	(b)	-%
International	199	203	(2)%	(7)%	-%		5%
Commissions and fees	$749	$753	(1)%	(3)%	-%		2%

	Nine months ended September 30,			Change attributable to
	2012	2011	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global	$887	$860	3%	(2)%	-%		5%
North America	975	998	(2)%	-%	-%	(b)	(2)%
International	729	746	(2)%	(6)%	-%		4%
Commissions and fees	$2,591	$2,604	-%	(2)%	-%		2%

(a)	Organic commission and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.
(b)	Included in North America reported commissions and fees were legacy HRH contingent commissions of $1 million in the third quarter of 2012 compared with $1 million in the third quarter of 2011 and $2 million in the first nine months of 2012 compared with $5 million in the first nine months of 2011.

Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

3. Cash Retention Awards

The Company makes annual cash retention awards to its employees. Employees must repay a proportionate amount of these awards if they voluntarily leave the Company’s employ (other than in the event of redundancy, retirement or permanent disability) before a certain time period, currently up to three years. The Company makes cash payments to its employees in the year it grants these retention awards and recognizes these payments ratably over the period they are subject to repayment, beginning in the quarter in which the award is made. The unamortized portion of cash retention awards is recorded within other assets.

The following table sets out the amount of cash retention awards made and the related amortization of those awards for the three and nine months ended September 30, 2012 and 2011:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Cash retention awards made	$2	$2	$219	$208

Amortization of cash awards (included in Salaries and benefits)	$49	$48	$165	$136

Unamortized cash retention awards (included in Other assets)	$258	$243	$258	$243

4. Adjusted Operating Income

The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income, for the three and nine months ended September 30, 2012 and 2011:

	Three months ended September 30,
	2012	2011	% Change
Operating Income	$70	$90	(22)%
Excluding:
India JV settlement(a)	11	-
Loss on disposal of operations(a)	1	-
2011 Operational Review(d)	-	15
Adjusted Operating Income	$82	$105	(22)%
Operating Margin, or Operating Income as a percentage of Total Revenues	9.3%	11.8%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	10.9%	13.8%

	Nine months ended September 30,
	2012	2011	% Change
Operating Income	$566	$485	17%
Excluding:
India JV settlement (a)	11	-
Insurance recovery(b)	(5)	-
Write-off of uncollectible accounts receivable and legal fees(c)	13	-
2011 Operational Review (d)	-	130
FSA regulatory settlement (e)	-	11
Loss/(gain) on disposal of operations	1	(4)

Adjusted Operating Income	$586	$622	(6)%
Operating Margin, or Operating Income as a percentage of Total Revenues	21.7%	18.5%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	22.5%	23.7%

(a)	Settlement with former partners related to the termination of a joint venture arrangement in India. In the third quarter of 2012, a $1 million loss on disposal of operations was recorded related to the termination.
(b)	Insurance recovery related to previously disclosed fraudulent activity in Chicago.
(c)	Write-off of an uncollectible accounts receivable balance, together with associated legal fees, related to fraudulent overstatement of Commissions and Fees from the years 2004 to 2011, in Chicago
(d)	Charge relating to the 2011 Operational Review, including $7 million of severance costs relating to the elimination of approximately 200 position in the third quarter of 2011 and $64 million of severance costs relating to the elimination of approximately 800 positions in the first nine months of 2011.
(e)	Regulatory settlement with the Financial Services Authority (FSA).

5. Adjusted Net Income

The following table reconciles net income, the most directly comparable GAAP measure, to adjusted net income, for the three and nine months ended September 30, 2012 and 2011:

	Three months ended September 30,			Per diluted share Three months ended September 30,
	2012	2011	% Change	2012	2011	% Change
Net Income from Continuing Operations attributable to Willis Group Holdings plc	$26	$60	(57)%	$0.15	$0.34	(56)%

Excluding:
India JV settlement, net of tax ($nil, $nil)(a)	11			0.06	-
2011 Operational Review charge, net of tax ($nil, $4)(d)	-	11		-	0.06
Tax adjustment on make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	-	1		-	0.01
Loss on disposal of operations, net of tax ($nil, $nil) (a)	1	-		0.01	-
Adjusted Net Income	$38	$72	(47)%	$0.22	$0.41	(46)%

Diluted shares outstanding, GAAP basis	175	176

5. Adjusted Net Income (continued)

	Nine months ended September 30,			Per diluted share Nine months ended September 30,
	2012	2011	% Change	2012	2011	% Change
Net Income from Continuing Operations attributable to Willis Group Holding plc	$358	$179	102%	$2.03	$1.02	99%

Excluding:
India JV settlement, net of tax ($nil, $nil)(a)	11			0.06
Insurance recovery, net of tax ($(2), $nil)(b)	(3)	-		(0.02)	-
Write-off of uncollectible accounts receivable balance and legal fees, net of tax ($5, $nil)(c)	8	-		0.05	-
2011 Operational Review charge, net of tax ($nil, $(38)) (d)	-	92		-	0.53
Loss/(Gain) on disposal of operations, net of tax ($nil, $nil)(a)	1	(4)		0.01	(0.02)
FSA regulatory settlement, net of tax ($nil, $nil) (e)	-	11		-	0.06
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs, net of tax ($nil, $(46))	-	125		-	0.71
Adjusted Net Income	$375	$403	(7)%	$2.13	$2.30	(7)%

Diluted shares outstanding, GAAP basis	176	175

(a)	Settlement with former partners related to the termination of a joint venture arrangement in India. In the third quarter of 2012, a $1 million loss on disposal of operations was recorded related to the termination.
(b)	Insurance recovery related to previously disclosed fraudulent activity in Chicago.
(c)	Write-off of uncollectible accounts receivable balance, together with associated legal fees, related to fraudulent overstatement of Commissions and Fees from the years 2004 to 2011, in Chicago.
(d)	Charge relating to the 2011 Operational Review, including $7 million of severance costs relating to the elimination of approximately 200 positions in the third quarter of 2011 and $64 million of severance costs related to the elimination of approximately 800 positions in the first nine months of 2011.
(e)	Regulatory settlement with the Financial Services Authority (FSA).

6. Condensed Consolidated Income Statements by Quarter

	2011						2012
	Q1	Q2	Q3	Q3 YTD	Q4	FY	Q1	Q2	Q3	Q3 YTD
Revenues
Commissions and fees	$999	$852	$753	$2,604	$810	$3,414	$1,005	$837	$749	$2,591
Investment income	8	8	7	23	8	31	5	5	4	14
Other income	-	1	-	1	1	2	3	-	1	4
Total Revenues	1,007	861	760	2,628	819	3,447	1,013	842	754	2,609
Expenses
Salaries and benefits	583	505	489	1,577	510	2,087	506	500	502	1,508
Other operating expenses	152	164	146	462	194	656	156	129	146	431
Depreciation expense	20	19	17	56	18	74	19	19	21	59
Amortization of intangible assets	17	17	18	52	16	68	15	15	14	44
Net (gain)/loss on disposal of operations	(4)	-	-	(4)	-	(4)	-	-	1	1
Total Expenses	768	705	670	2,143	738	2,881	696	663	684	2,043
Operating Income	239	156	90	485	81	566	317	179	70	566
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	171	-	-	171	-	171	-	-	-	-
Interest expense	40	34	38	112	44	156	32	33	32	97
Income before Income Taxes and Interest in Earnings of Associates	28	122	52	202	37	239	285	146	38	469
Income tax charge/(credit)	1	31	2	34	(2)	32	68	36	10	114
Income before Interest in Earnings of Associates	27	91	50	168	39	207	217	110	28	355
Interest in earnings of associates, net of tax	16	(3)	10	23	(11)	12	15	(1)	(2)	12
Income from Continuing Operations	43	88	60	191	28	219	232	109	26	367
Discontinued operations, net of tax	(1)	1	-	-	1	1	-	1	-	1
Net Income	42	89	60	191	29	220	232	110	26	368
Net Income attributable to noncontrolling interests	(8)	(4)	-	(12)	(4)	(16)	(7)	(2)	-	(9)
Net Income attributable to Willis Group Holdings plc	$34	$85	$60	$179	$25	$204	$225	$108	$26	359
Diluted Earnings per Share
Net Income attributable to Willis Group Holdings plc shareholders	$0.20	$0.48	$0.34	$1.04	$0.14	$1.15	$1.28	$0.61	$0.15	$2.04
Average Number of Shares Outstanding
- Diluted	174	176	176	175	176	176	176	176	175	176

7. Segment Information by Quarter

	2011							2012
	Q1	Q2	Q3	Q3 YTD	Q4	FY		Q1	Q2	Q3	Q3 YTD
Commissions and Fees
Global	$357	$269	$234	$860	$213	$1,073		$370	$282	$235	$887
North America	356	326	316	998	316	1,314	(b)	346	314	315	975
International	286	257	203	746	281	1,027		289	241	199	729
Total Commissions and Fees	$999	$852	$753	$2,604	$810	$3,414	(b)	$1,005	$837	$749	$2,591

Total Revenues
Global	$360	$272	$235	$867	$215	$1,082		$372	$283	$235	$890
North America(a)	358	328	318	1,004	319	1,323	(b)	349	315	318	982
International	289	261	207	757	285	1,042		292	244	201	737
Total Revenues	$1,007	$861	$760	$2,628	$819	$3,447	(b)	$1,013	$842	$754	$2,609

Operating Income
Global	$176	$88	$53	$317	$35	$352		$179	$94	$52	$325
North America	85	61	62	208	63	271	(b)	82	48	53	183
International	86	56	4	146	75	221		81	40	(9)	112
Corporate and Other(c)	(108)	(49)	(29)	(186)	(92)	(278)		(25)	(3)	(26)	(54)
Total Operating Income	$239	$156	$90	$485	$81	$566	(b)	$317	$179	$70	$566

Organic Commissions and Fees Growth
Global	8%	3%	9%	6%	6%	7%		5%	7%	3%	5%
North America	(1)%	-%	(4)%	(2)%	(9)%	(4)%	(b)	(2)%	(3)%	-%	(2)%
International	6%	6%	5%	6%	2%	5%		4%	2%	5%	4%
Total Organic Commissions and Fees Growth	4%	3%	2%	3%	(2)%	2%	(b)	2%	2%	2%	2%

Operating Margin
Global	48.9%	32.4%	22.6%	36.6%	16.3%	32.5%		48.1%	33.2%	22.1%	36.5%
North America	23.7%	18.6%	19.5%	20.7%	19.7%	20.5%	(b)	23.5%	15.2%	16.7%	18.6%
International	29.8%	21.5%	1.9%	19.3%	26.3%	21.2%		27.7%	16.4%	(4.5)%	15.2%
Total Operating Margin	23.7%	18.1%	11.8%	18.5%	9.9%	16.4%	(b)	31.3%	21.3%	9.3%	21.7%

(a)	Total Revenues in the North America segment includes other income comprising gains on disposal of intangible assets, which primarily arise from settlements enforcing non-compete agreements in the event of losing accounts through producer defection or the disposal of books of business.

(b)	North America fourth quarter 2011 results include the reversal of $6 million of Commissions and Fees and the reversal of $2 million of Salaries and Benefits expense related to the fraudulent activity in Chicago, as disclosed in the Company’s Form 10-K filed with the Securities and Exchange Commission in February, 2012.

(c)	Corporate and Other includes the costs of the holding company, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, write-off of uncollectible accounts receivable associated legal fees, Insurance recovery related to fraudulent activity in Chicago and India JV settlement. Additionally, in 2011, Corporate and Other included the 2011 Operational Review charge.

CONTACT:
Willis Group Holdings plc
Investors:
Peter Poillon, 212-915-8084
peter.poillon@willis.com
Media:
Miles Russell, +44-203-124-7446
miles.russell@willis.com